EXHIBIT 99.1

EBITDA represents net income before interest, taxes, depreciation and amortization.  EBITDA is presented here because NV Energy, Inc. (the “Company”) considers it a supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity.  EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP.  Some of these limitations are:

•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than we do, which will limit its usefulness as a comparative measure.

Because of these limitations, the Company’s management relies primarily on our GAAP results as a measure of the Company’s performance and uses EBITDA on a supplemental basis.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Thousands)

NV Energy, Inc.
EBITDA
	Year Ended December 31,
	2010		2009		2008
Net Income	$226,984		$182,936		$208,887

Interest expense (net of AFUDC(1) - debt)	333,010		334,314		300,857
Income tax expense	113,764		75,451		95,354
Depreciation and amortization	333,059		321,921		260,608

EBITDA	$1,006,817		$914,622		$865,706

EBITDA/Interest expense	3.02	x	2.74	x	2.88	x
Total Debt/EBITDA	5.24	x	5.95	x	6.09	x

NV Energy, Inc.

Interest expense (net of AFUDC(1) - debt)	$333,010		$334,314		$300,857

Long-term debt	$4,924,109		$5,303,357		$5,266,982
Current maturities of long-term debt	355,929		134,474		9,291
Total Debt	$5,280,038		$5,437,831		$5,276,273

(1) Allowance for funds used during construction.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Thousands)

Nevada Power Company
EBITDA
	Year Ended December 31,
	2010		2009		2008
Net Income	$185,943		$134,284		$151,431

Interest expense (net of AFUDC(1) - debt)	214,367		226,252		186,822
Income tax expense	91,757		61,652		71,382
Depreciation and amortization	226,252		215,873		171,080

EBITDA	$718,319		$638,061		$580,715

EBITDA/Interest expense	3.35	x	2.82	x	3.11	x
Total Debt/EBITDA	4.98	x	5.73	x	5.84	x

Nevada Power Company

Interest expense (net of AFUDC(1) - debt)	$214,367		$226,252		$186,822

Long-term debt	$3,221,833		$3,535,440		$3,385,106
Current maturities of long-term debt	355,929		119,474		8,691
Total Debt	$3,577,762		$3,654,914		$3,393,797

(1) Allowance for funds used during construction.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Thousands)

Sierra Pacific Power Compay
EBITDA
	Year Ended December 31,
	2010		2009		2008
Net Income	$72,375		$73,085		$90,582

Interest expense (net of AFUDC(1) - debt)	68,514		69,413		72,712
Income tax expense	40,404		31,225		37,603
Depreciation and amortization	106,807		106,048		89,528

EBITDA	$288,100		$279,771		$290,425

EBITDA/Interest expense	4.20	x	4.03	x	3.99	x
Total Debt/EBITDA	4.15	x	4.64	x	4.81	x

Sierra Pacific Power Company

Interest expense (net of AFUDC(1) - debt)	$68,514		$69,413		$72,712

Long-term debt	$1,195,775		$1,282,225		$1,395,987
Current maturities of long-term debt	-		15,000		600
Total Debt	$1,195,775		$1,297,225		$1,396,587

(1) Allowance for funds used during construction.